Exhibit 10.1

SEMTECH CORPORATION

BONUS PLAN

Amended and Restated Effective January 29, 2007

ARTICLE I

PURPOSE OF THE PLAN

This Plan is established to provide a further incentive to selected employees to promote the success of Semtech Corporation by providing an opportunity to receive additional compensation for beyond normal expected performance measured against corporate goals. The Plan is intended to achieve the following:

1.	Stimulate employees to work to meet objectives consistent with enhancing the Company’s shareholder value.

2.	Facilitate the Company’s ability to attract, retain, and motivate top technical, managerial, and executive talent.

3.	Ensure that employees are held accountable, and appropriately rewarded, for both organizational and individual performance.

ARTICLE II

DEFINITIONS

1.	ANNUAL SALARY — The regular base salary of a Participant at the time of calculation of the incentive award payment, but excluding any incentive compensation, commissions, over-time payments, option exercise income, the value of restricted stock vesting, retroactive payments not affecting the base salary or applicable to the current year, and any other payments of compensation of any kind.

2.	BOARD — The Board of Directors of the Company.

3.	BUSINESS PLAN — The Company’s Annual Business Plan.

4.	BUSINESS UNIT – The business units defined by the Company from time to time to reflect its major product lines.

5.	COMMITTEE — The Compensation Committee of the Board of Directors as from time to time appointed or constituted by the Board of Directors.

6.	COMPANY — Semtech Corporation and those subsidiaries of which it owns directly or indirectly 50% or more of the voting stock or other equity interests.

7.	EBIT — Earnings before interest and taxes.

8.	EMPLOYEE — Any person who is employed by the Company and who is paid a salary as distinguished from an hourly wage. The term shall be deemed to include any person who was employed by the Company during all or any part of the year with respect to which a bonus pool has been established by the Committee but shall not include any employee who, during any part of a Plan Year, was represented by a collective bargaining agent or whose salary is paid by a third party.

9.	MANAGER — the manager of a Business Unit or, with respect to a Participant who is not a member of a Business Unit, the relevant corporate function head. Managers generally hold the position of Vice President.

10.	OPERATING INCOME — Operating income of the Company as published in the SEC 10-K, with such adjustments (i) to take into account or disregard any items or events that the Committee determines in its discretion to be non-recurring or extraordinary and (ii) as the Committee determines to be necessary to best reflect the operating income from ordinary business operations.

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11.	PARTICIPANT — Any Employee selected to participate in the Plan in accordance with its terms.

12.	PLAN — This Semtech Corporation Bonus Plan.

13.	PLAN YEAR — The Company’s fiscal year which ends on the last Sunday of January of each year.

14.	SEC 10-K — The Company’s Report on Form 10-K filed with the Securities and Exchange Commission in accordance with the requirements of the Securities and Exchange Act of 1934, as amended.

15.	SECTION 16 GROUP — The officers and employees who have been determined by the Board to be statutory insiders subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

16.	SUPERVISOR — A Participant’s immediate supervisor.

ARTICLE III

ELIGIBILITY FOR PARTICIPATION

Participants are those salaried employees of the Company selected based on recommendations by the Supervisors, with the endorsement of the applicable Managers. The Committee may authorize the Company’s Vice President of Human Resources to determine who shall participate in the Plan, except for members of the Section 16 Group. Participation of members of the Section 16 Group shall require Committee approval. The selection of an employee as a Participant for a Plan Year may be shown by the Committee’s establishment of a bonus pool for such Plan Year that includes a target award for such employee. No member of the Committee shall be eligible to participate in the Plan.

ARTICLE IV

BONUS POOL

1.	As early as feasible at the beginning of each Plan Year, the Chief Executive Officer shall recommend to the Committee for its review and approval an amount to be established as a bonus pool for the Plan Year. The proposed pool amount shall be calculated as the sum of (a) the target bonus awards (calculated in accordance with Exhibit A hereto) for employees recommended to be Participants for the Plan Year and (b) an estimate of target awards for positions that may be filled during the Plan Year (new hires who may become Participants on a pro rata basis).

2.	To assist the Committee in making a determination with respect to the Chief Executive Officer’s recommendation, the proposed bonus pool shall also be expressed as a percentage of EBIT, as set forth in the Business Plan. However, for this purpose such EBIT shall be computed prior to the deduction of incentive compensation payments to be paid under the Plan and may exclude anticipated extraordinary items.

3.	As early as feasible at the beginning of each Plan Year, the Chief Executive Officer shall recommend to the Committee for its review and approval a table for determining the Organizational Performance Factor for the Plan Year. The table shall be based on a comparison of Operating Income for the Plan Year as compared to Operating Income for the previous Plan Year and shall correlate various percentage improvements in Operating Income with an Organizational Performance Factor, also expressed as a percentage. The table approved by the Committee for the Plan Year shall be set forth in an Appendix to the Plan.

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4.	Incentive compensation payments will be made in accordance with Article V. In accordance with Exhibit A hereto, the aggregate incentive compensation payments made under the Plan for the Plan Year may exceed the bonus pool in certain circumstances, but in no event will the aggregate incentive compensation payments under the Plan for a Plan Year exceed the bonus pool established for that Plan Year multiplied by 100% of the highest Organizational Performance Factor established for that Plan Year and set forth in the Appendix for that Plan Year.

5.	The bonus pool does not represent a segregated fund of assets. Participants have no claim on any particular group of Company assets, either before or after incentive compensation payments are determined or authorized for the Plan Year. Any incentive compensation awarded under the Plan will be paid from the general assets of the Company.

ARTICLE V

INCENTIVE COMPENSATION PAYMENTS

1.	CALCULATION AND AUTHORIZATION OF PAYMENTS — Incentive compensation payments to Participants shall be calculated, under the supervision of the Chief Financial Officer, in accordance with the formula and procedures set forth in Exhibit A hereto, and the aggregate of all Participant’s incentive awards determined under Exhibit A will be recommended to the Committee for its consideration. Information regarding the proposed incentive award for each Participant who is a member of the Section 16 Group will be presented separately. The individual calculations for other Participants will also be available for the Committee’s review. No award is payable under the Plan for any Plan Year unless and until the Committee authorizes the awards for Participants generally and for Participants who are members of the Section 16 Group in particular.

2.	ORGANIZATIONAL PERFORMANCE FACTOR — After the end of the Plan Year, the Operating Income for the Plan Year, as determined by the Committee, shall be rated against the Operating Income for the previous Plan Year, as determined by the Committee, to determine the Organization Performance Factor level for all Participants (pursuant to the table set forth in the Appendix established for that Plan Year). Pro rata adjustments will be made for whole percentage increments between the levels stated in the table.

3.	INDIVIDUAL PERFORMANCE FACTORS — A Participant’s Individual Performance Factor shall be based on personal achievement during the Plan Year, as provided in Exhibit A. A Participant’s Individual Performance Factor shall be determined by the Participant’s Supervisor. The Individual Performance Factor of the Chief Executive Officer shall be determined by the Committee and the Committee shall review the Individual Performance Factors of other Participants who are members of the Section 16 Group. The Committee may, at the request of any member of the Committee, review the Individual Performance Factors of any other Participant or groups of Participants. The Committee may make adjustments in any such performance factors as it considers appropriate.

4.	The Committee may change the method for calculating Plan payments at any time prior to the end of a Plan Year.

5.	METHOD AND TIME OF PAYMENT

A.	The incentive compensation payment authorized for each Participant with respect to each Plan Year shall be paid to such Participant in cash following the close of the Plan Year and within two and one-half months after the close of the Plan Year. The foregoing notwithstanding, the Committee may delay (but not past December 31 of the calendar year in which such Plan Year ends) the payment of awards if it determines in its discretion that circumstances warrant a delay.

B.	All Incentive compensation payments shall be made in cash and paid net of any taxes or other amounts required to be withheld.

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6.	CLAW-BACK RELATING TO FINANCIAL RESTATEMENT — Each and every payment to a Participant pursuant to the Plan shall be subject to the right of the Company to recover the payment (and reasonable interest thereon) in the event that the Committee determines in good faith that the Participant’s fraud or misconduct has caused or partially caused the need for a material restatement of the Company’s financial statements for the Plan Year to which the Plan payment relates. The Committee’s decision regarding whether the Participant has forfeited awards is final and binding in the absence of demonstrable fraud or bad faith on the part of the Committee in making such a decision.

7.	RIGHTS OF PARTICIPANTS

A.	Selection of an individual as a Participant for one Plan Year does not mean that the individual will be selected to participate in future Plan Years.

B.	The establishment of a bonus pool is subject to the discretion of the Committee. No Participant shall have any right to require the Committee to establish a bonus pool for any Plan Year. No Participant shall have any vested interest or property right or any share in any amounts that may be established as a bonus pool.

C.	All payments are subject to the discretion of the Committee. No Participant shall have any right to require the Committee to authorize any incentive compensation payments under the Plan. Even though the Participant’s performance may be assessed periodically during the Plan Year and/or the progress of Operating Income may be tracked, all incentive compensation payments are subject to calculation as set forth in Exhibit A and the discretion of the Committee. The mere existence of periodic assessments or tracking does not give the Participant any basis for claiming any incentive compensation under this Plan on a pro rata basis during the Plan Year or otherwise.

D.	Payments properly made under the Plan and distributed to Participants shall not be recoverable from the Participant by the Company, except as specifically provided under Section 4 of this Article V.

E.	Nothing in this Plan gives a Participant the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then effective written employment contract executed by Participant and the Company, Participant is an at will employee whose employment may be terminated without liability at any time for any reason.

ARTICLE VI

ADMINISTRATION

The Plan shall be administered under the direction of the Committee. The Committee shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan’s operation after such investigation or hearing as the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose. For the avoidance of doubt, the Committee may not delegate the duty to approve the bonus pool under Article IV or to authorize awards under Article V.

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ARTICLE VII

AMENDMENT OR TERMINATION OF PLAN

The Board or the Committee shall have the unilateral right to terminate or amend this Plan at any time with respect to all or some Participants with respect to any unpaid bonus amounts, and to discontinue the establishment of bonus pools.

ARTICLE VIII

EFFECTIVE DATE

The Plan was first effective for the Company’s 2007 fiscal year. This Amended and Restated Plan shall be effective beginning with the Company’s 2008 fiscal year.

Participants for the 2008 Plan Year shall be limited to the Chief Executive Officer and those executives who report directly to the Chief Executive Officer.

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EXHIBIT A

CALCULATION OF CASH BONUS INCENTIVE PROGRAM PAYMENTS

A.	AWARD FORMULA

1.	It is expected that the business objectives established for this Plan will be accomplished in accordance with the Company’s Core Values and Code of Conduct. A Participant’s commitment and adherence to the Company’s values and ethical standards will be considered in determining awards under this Plan.

2.	A Participant’s Annual Salary multiplied by the applicable “Target Level” for the Participant (as defined in B) establishes the Participant’s “Target Award”.

3.	Subject to any discretionary adjustments made pursuant to the Plan and to any limitations contained in the Plan, the actual amount to be awarded to a Participant for any Plan Year pursuant to the terms of this Plan shall be calculated by multiplying the Participant’s Target Award by the sum of

a.	60% of the Organizational Performance Factor determined in accordance with the table in the Appendix adopted by the Committee for the applicable Plan Year (with pro rata adjustments being made for whole percentage increments between the levels stated in the table); and.

b.	40% of the Individual Performance Factor (as defined in C below).

4.	Awards generally shall be made only to

a.	Participants who are in the employ of the Company on the date of payment, and

b.	the estates of, or beneficiaries designated by, Participants who shall have died while employed during the Plan Year.

However, awards for Participants who terminate after the close of the Plan Year but before awards are paid (and pro-rated awards for Participants who terminate employment during a Plan Year) may at the discretion of the Manager and with the endorsement of the Chief Executive Officer, be recommended to the Committee for consideration based on the conditions of the case. A payment, if any, to a former employee (the employee’s estate or designated beneficiary) if any shall be made at the time provided in Section 5 of the Plan.

5.	At the discretion of the Manager and the Vice President of Human Resources and with the endorsement of the Chief Executive Officer, pro-rated awards may be recommended for individuals who become Participants subsequent to the beginning of a Plan Year.

6.	Recommended awards for Participants whose target levels change during the Plan Year will be based on the target level in effect when the calculation is made.

7.	The Participant’s incentive awards determined under this Exhibit A will be recommended to the Committee for its consideration. Incentive awards determined for Participants who are members of the Section 16 Group will be separately set forth for the Committee’s consideration.

8.	Before the calculated awards are presented to the Committee, the award for any Participant or group of Participants may be adjusted, upward or downward, at the discretion of the Chief Executive Officer. The recommended award for any Participant, or group of Participants, may be adjusted, upward or downward, at the discretion of the Committee. Examples of factors that could lead to an adjustment are the subjective criteria such as the Participant’s initiative, leadership, teamwork, judgment, and creativity.

9.	Notwithstanding any other provision of this Plan, in no event will an incentive compensation payment under this Plan to any Participant for a Plan Year exceed the Participant’s Target Award for that Plan Year multiplied by 100% of the highest Organizational Performance Factor possible for that Plan Year.

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B.	TARGET LEVELS

Target levels are based on the level of importance and responsibility of the position in the organization. Where a range has been established, the actual target level is determined by the Manager and Vice President of Human Resources, subject to approval by the Chief Executive Officer. The Committee determines the actual target level for the Chief Executive Officer and each of the other members of the Section 16 Group.

Position	Target Level
Chief Executive Officer	125 - 200%

Chief Financial Officer	70 - 125%

Chief Operating Officer	70 - 125%

Business Unit and Functional Unit Heads	40 - 125%

Other Eligible Positions	10 - 100%

C.	INDIVIDUAL PERFORMANCE FACTORS

After the end of each fiscal year, each Participant’s performance will be assessed by the Participant’s Supervisor. The assessment of the Chief Executive Officer’s performance will be performed the Committee. The other Board members may assist the Committee in review of the Chief Executive Officer’s performance.

The Participant’s commitment to, and reinforcement of, the Company’s Core Values will be a primary consideration, as will the Participant’s contributions to achieving the Company’s general financial goals and strategic objectives. The Participant’s technical, operational, financial, and managerial achievements in his or her scope of influence will also be assessed, with focus on factors such as leadership, talent management, customer service, and strategy and execution with respect to new product development or other key projects.

Following the assessment, the Supervisor (or the Committee, in the case of the Chief Executive Officer) will assign an Individual Performance Rating to the Participant. A Participant may receive an Individual Performance Factor in excess of 100% based upon exceptional performance, but only with the review and approval of (a) the Participant’s Manager and endorsement of either (i) the Chief Executive Officer or Chief Operating Officer (with respect to participants in business units) or (ii) the Chief Executive Officer (with respect to participants in corporate functional groups and executive officers) or (b) the Committee, with respect to the Chief Executive Officer.

The Individual Performance Factor for any Participant, or group of Participants, may be adjusted, upward or downward, at the discretion of the Chief Executive Officer or the Committee.

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SEMTECH CORPORATION

BONUS PLAN

APPENDIX FOR FISCAL YEAR 2008

Adopted by the Compensation Committee on June 6, 2007

FY2008 Operating Income Compared to FY2007 Operating Income	Organizational Performance Factor
Below 80%	0%
80%	20%
100%	30%
121%	63%
130%	77%
145%	100%
177%	141%
200%	170%
231%	220%
Above 231%	220%

For purposes of this Appendix, Operating Income for each fiscal year is as determined by the Committee in accordance with Article V of the Plan.

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